Exhibit 99.3

99 Wood Avenue South, Suite 311	FOR IMMEDIATE RELEASE

Iselin, NJ 08830

www.pharmoscorp.com

PHARMOS RECEIVES GRANT FROM ISRAEL GOVERNMENT

Office of the Chief Scientist Awards US $1.3 Million to Fund Development of Cannabinoid Compounds

Iselin, NJ and Rehovot, Israel, April 10, 2006 – Pharmos Corporation (Nasdaq: PARS) today announced it has been awarded a grant of up to US$ 1.3 million by the Office of the Chief Scientist (OCS) of Israel’s Ministry of Industry and Trade. The funds have been granted for the development of drug candidates from the Company’s CB2-selective platform of synthetic cannabinoids.

Approximately 50% of the funding is designated for research and development expenditures within Israel and 50% is designated for international expenditures. A portion of the grant will be applied to late-stage preclinical and clinical costs for developing cannabinor, the Company’s lead CB2-selective drug candidate for the treatment of pain indications. The grant will also contribute to the Company’s ongoing efforts in developing new drug candidates in its proprietary CB2-selective cannabinoid platform technology and library. The grant is available through fiscal year 2006 and is paid in direct relationship to actual expenditures made by the Company in the designated programs.

Haim Aviv, Ph.D., Chairman and Chief Executive Officer, said, “As we look forward to the initiation of Phase II trials, we appreciate the continuing support from the OCS and are committed to work toward justifying the confidence the Chief Scientist has in Pharmos' capabilities.”

The CB2-selective synthetic cannabinoid platform technology constitutes a library of synthetic compounds that bind preferentially to and activate the CB2 cannabinoid receptor in peripheral cells and residually to the CB1 receptor that is expressed mainly in the brain. Consequently, many molecules on this platform display anti-inflammatory and immune-modulation properties and are potentially safe and efficacious in treating central nervous system and systemic diseases and disorders including pain, inflammation, autoimmune disorders, and psychiatric conditions.

In January, Pharmos announced that it had successfully completed a randomized, double blind, placebo controlled, intravenous, escalating single dose Phase I trial for cannabinor, a CB2-selective synthetic cannabinoid drug candidate that has been shown to have activity in preclinical animal models of various types of pain and several autoimmune diseases. The data indicate that cannabinor was safe and well tolerated with no severe adverse events in the escalating single dose safety trial. The Company plans to initiate a Phase IIa study during the second quarter of this year in patients experiencing post-operative pain following third molar extraction.

The cannabinor development plan is aimed at treating moderate to severe pain such as neuropathic, post-surgical, lower back, cancer, and other types of pain. Many patients with these conditions must rely on opiates to gain even moderate relief, but opioid compounds have substantial unwanted side effects. Safe and effective new drugs that address such unmet medical needs could enjoy a significant portion of the multi-billion dollar pain market. Other CB2-selective compounds have shown positive results in animal models of multiple sclerosis, rheumatoid arthritis, inflammatory bowel disease, anxiety, and other diseases.

In addition, Pharmos has been notified that the Company was granted up to $219K out of a $366K approved budget for a 10-month period starting March 1, 2006 as part of its activities within the PharmaLogica Consortium, which operates within the framework of the Magnet program operated by the Israeli Ministry of Industry & Trade (MIT). PharmaLogica develops new models for the prediction of pharmaceutical drug qualities and characteristics, such as biological availability, metabolic stability and toxicity. The ability to predict a new drug’s toxicity in an early stage of research will have cost-saving effects on drug research and development expenditures. The Consortium has developed a variety of tools that simulate the human body and predict the success of clinical trials. These tools are based on genetic engineering, innovative analytic equipment, cell engineering and computerized tools.

About the Office of the Chief Scientist

Application for grants from the OCS are judged on various criteria including innovation and uniqueness of the technology or product, potential market forecasts, and capabilities of the company in areas including financial strength, R&D capabilities, and management experience. The Company will be required to pay royalties to the OCS ranging from 3% to 5% of product sales, if any, that result from the research activities conducted with such funds, up to the total amount of the grants and interest.

The OCS is largely focused on promoting the growth of commercial research and development in Israel. Its implementation of a 1984 government policy, codified in the Law for the Encouragement of Industrial Research and Development, includes various assistance programs that provide qualifying companies in high-tech industries with incentives to avidly undertake R&D activities. By sharing the risks inherent in high-tech research and development projects, the Israeli government hopes to facilitate expansion of its growing technological infrastructure, a main component of the country’s economy.

About Neuropathic Pain

Neuropathic pain is caused by a primary lesion or dysfunction in the nervous system. The injury can be to the central nervous system (brain and spinal cord) or the peripheral nervous system (nerves outside the brain and spinal cord). Neuropathic pain, affecting more than 2 million people in the United States alone, can occur after trauma and or as a component of many diseases. The current therapy market for neuropathic pain is underserved, primarily by the off-label use of antidepressants and anticonvulsants. It is estimated that the off-label use of these therapies accounts for over 30 million prescriptions in the United States, representing a market potential in excess of two billion dollars.

About Pharmos Corporation

Pharmos discovers and develops novel therapeutics to treat a range of indications, including neurological and inflammatory disorders. The Company’s core proprietary technology platform focuses on discovery and development of synthetic cannabinoid compounds. Cannabinor, the lead CB2-selective receptor agonist candidate, is scheduled for Phase II testing in pain indications during 2006. Other compounds from Pharmos’s proprietary synthetic cannabinoid library are in preclinical studies targeting pain, multiple sclerosis, rheumatoid arthritis, and other disorders.

Statements made in this press release related to the business outlook and future financial performance of the Company, to the prospective market penetration of its drug products, to the development and commercialization of the Company’s pipeline products and to the Company’s expectations in connection with any future event, condition, performance or other matter, are forward-looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in these statements. Additional economic, competitive, governmental, technological, marketing and other factors identified in Pharmos’ filings with the Securities and Exchange Commission could affect such results.

Contacts:

Pharmos U.S.:

Gale Smith

(732) 452-9556

Pharmos Israel:

Irit Kopelov

011-972-8-940-9679

The Ruth Group, Inc.:

John Quirk (investors)

(646) 536-7029

Janine McCargo (media)

(646) 536 7033